Exhibit 10.19

DATED 7th NOVEMBER 1990

JIFFY PACKAGING COMPANY LIMITED

and

P. LEWIS

CONTRACT OF EMPLOYMENT

THIS CONTRACT OF EMPLOYMENT made the 7th day of November 1990 between

JIFFY PACKAGING COMPANY LIMITED

whose registered office is situate at Road Two, Industrial Estate,

Winsford, Cheshire CW7 3QJ, England (hereinafter called “the Company”) of the one part

and

PETER LEWIS

of Cuffs Orchard, Isle Abbotts, Taunton, Somerset TA3 6RR, England,

(hereinafter called “the Appointee”) of the other part.

Appointment

1. (A) The Company hereby appoints, proviso that the medical examination at a BUPE health care centre has a positive result, the Appointee and the Appointee hereby agrees to act as Managing Director of the Company (“the Appointment”) for the period stipulated in sub-clause (B) hereof.

(B) The Appointment shall commence and be deemed to have commenced on January l, 1991 or at any date after this previous date that the Company and the Appointee agree upon but not later than May 1st 1991 and shall subject as provided in Clauses 19 and 20 hereof continue unless and until terminated by either party giving to the other party not less than twelve calendar months’ previous notice in writing.

Definition

2. In this Contract of Employment unless the context otherwise requires:

(i) “the Company” shall mean JIFFY PACKAGING COMPANY LTD or any subsidiary associated company thereof;

(ii) “the Board” shall mean the Board of Directors of JIFFY PACKAGING COMPANY LTD. and/or the Chairman of the Board of Directors of JIFFY PACKAGING COMPANY LTD. i.e. Mr. Ir. A.E. Nientker.

(iii) “subsidiary” shall have the meaning attributed to it in Section 154 of the Companies Act 1948.

Full Time Duties

3. (A) The Appointee shall devote to the duties of the Appointment the whole of his time and attention and skill and shall use his best edeavours to promote the business and interests of the Company shall faithfully and diligently perform such duties and exercise such powers in relation to the Company as may from time to time be assigned to or vested in him by or under the authority of the Board alone or jointly with any other person appointed for such purpose by the Board and shall obey all lawful directions given to him by or under the authority of the Board and shall give such explanations, information and assistance as are properly required by or under the authority of the Board.

The Appointee shall obey all policies of the Company and applicable policies of its associated companies that are being laid down in the so called “authority limits” of the Managing Directors within the Bührmann-Tetterode Group.

(B) The Appointee shall not during the continuance of the Appointment except with the prior written consent of the Company be directly or indirectly engaged or concerned or interested in any other business whatsoever except that he may be interested in securities of a class listed or dealt in on any recognised stock exchange so long as the total interest of him and/or members of his family (spouse and children) is less than 5%.

(C) The Company requires that the Appointee shall maintain a telephone at the Appointee’s home address and the Company will reimburse the Appointee for the cost of the annual rental charge and all charges relating thereto.

Confidential Information

4. The Appointee shall not during the continuance of his employment under this Contract of Employment or at any time after the determination thereof or of this Contract of Agreement or any reason (except as authorised or required by his duties hereunder or under legal process) divulge or disclose to any person whatsoever or use for his own benefit or for his benefit of any other person or to the detriment or possible detriment of the Company any secret or confidential information coming to his knowledge in the course of his employement or otherwise relating to the business dealings or transactions of or the working of any process or invention which is for the time being carried on or used by or the property of the Company or its customers or suppliers and he will upon the determination of this employement hereunder or of this Contract of Employment for whatever reason or on earlier request immediately deliver up to the Company all or any documents minutes records lists files papers books or other properties of the Company then in his possession or under his control and any notes and memoranda relating to the business of the Company or any other such company made or received by the Appointee during the course of his employment by the Company.

Place of Work

5. The Appointee shall during his employment hereunder be obliged to travel to and work at such places or locations in such manner and on such occasions as the Board may from time to time reasonably require provided that the Appointees principal place of work will be at Winsford, Cheshire.

Hours of work

6. As Managing Director, the Appointee is expected to work such hours as are necessary effectives to fulfil the responsibilities including the general duties and any specific targets which have been set.

Remuneration

7. (A) The remuneration of the Appointee shall be a base salary (Total Fixed Income) at the rate of £ 55,000 gross per annum (or at such higher rate as may be agreed between the Company and the Appointee). Such base salary shall be inclusive of holidaypay and of all fees to which the Appointee may become entitled as Managing Director of the Company and shall accrue from day to day and shall be payable in arrear by equal monthly instalments in accordance with the Companies then prevailing payroll practices.

(B) In addition, the Appointee shall be eligible to receive an annual bonus following each full year of employment under this Contract of Employment. The amount of the bonus shall range from 0 till maximum 30% of the base salary (Total Fixed Income) and will be determined in the discretion of the President of the Flexible and Protective Division of the Bührmann-Tetterode Group. The amount of the annual bonus will be based on the Companies operating results (return on investment), the Appointees special targets and the operating results of the Flexible and Protective Division. For the year 1991 the Appointees bonus will be sett at a minimum of 10% of the base salary (Total Fixed Income) whilst the remaining bonus amounting to a maximum of 20% of the base salary (Total Fixed Income) will be mainly based on special targets.

(C) The base salary (Total Fixed Income) payable hereunder shall be reviewed annually.

(D) The Appointee shall be reimbursed by the Company all hotel travelling and other business expenses reasonably and properly incurred by him in carrying out his duties hereunder and vouched for to the satisfaction of the Company.

Stock-option scheme

8. The Appointee shall be eligible to take part in the stock-option scheme that will be inforce as from January 1, 1991 at the Bührmann-Tetterode Group. The terms and conditions thereof are yet to be determined by the Board of Managing Directors of the Bührmann-Tetterode Group.

Pension Scheme

9. The Appointee shall be entitled to become as from the date of appointment a non-contributory member of the Pension Scheme upon the terms and conditions thereof from time to time in force (or other such scheme from time to time substituted by the Company for the Scheme in respect of the Appointment) provided always that such revised or substitute Scheme shall provide pension rights no less beneficial than those currently enjoyed by the Appointee based on the remuneration provided in this Contract of Employment. A contracting-out certificate is currently in force. At the date of this Contract of Employment the Pension Scheme is insured to Crown Life Assurance

Group. In contrary to section 3 - joining the scheme - the Appointee shall be eligible to join the scheme as from the date of appointment.

The Pension Scheme includes Death in Service benefits and Disability benefits. An outline of the Pension Scheme Policy Manual has been handed out to the Appointee.

Private Health Insurance

10. The Company will pay a premium on behalf of the Appointee to the Western Provident Association (WPA) (or to such other similar organisation as the Company may decide) to provide the Appointee personaly with insurance for private medical treatment. The Appointee may also take advantage of the reduced rates available to the Companies employees to pay the premiums to cover the Appointees spouse and/or children. Terms and provision of the cover provided by the WPA are laid down in the WPA policy manual that has been handed out to the Appointee.

The Company will pay for the Appointee to have a complete health check once every two years at a centre to be decided by the Company. This is a benefit which is distinct from the provision that you must agree, if so required, to be examined by a medical practitioner appointed by the Company.

Holidays

11. (A) The Appointee shall be entitled in addition to public holidays to take 25 working days holiday in each year (or such longer periods in any year as the Board may decide) such holidays to be taken at times convenient to the Company.

(B) The days usually observed as public holidays are: New Year’s Day, Good Friday, Easter Monday, May Day, Spring Bank Holiday, Monday Late Summer, Bank Holiday Monday, Christmas Day and Boxing Day.

(C) The Company is allowed to stipulate maximum 5 working days holiday each year.

(D) The Appointees entitlement to holiday pay (and a payment in lieu of holiday on the cessation of the Appointees employment hereunder for whatsoever reason) accrue pro rata through this year of his employment hereunder but unused holiday time in each year cannot be carried forward without the prior written consent of the Company.

Car

12. During the continuance of the Appointment the Appointee shall so long as he is legally entitled to drive have the use of a motor car, including the use of a car phone, of a type to be determined by the Company as being reasonable for the purpose of his duties hereunder. At the date of this contract of employment the type of motor car is on the level of a purchase price amounting to £ 28,000. The motor car will be purchased or leased by the Company for a period of maximum 3 years. The Company shall pay such running expenses maintenance and outgoings in respect of use of such car for the purpose aforesaid as shall be proper and reasonable. The Appointee shall be at liberty to use the car for his private purposes. The Appointee shall ensure that at all times when such car is driven it is in the state and condition required by law and that if so required a current test certificate is in force in respect of it. The provisions and terms of the Company car policy are applicable to the use of the motor car by the Appointee.

Grievance Procedure

13. (A) The Appointee shall be bound to observe the Disciplinary Rules from time to time laid down by the Board for employees generally so far as consistent with the status of the Appointee.

(B) The Appointee reports to the officer of the Board stipulated in sub-paragraph (C) of this paragraph 13. The Appointee should refer any grievance about his employment hereunder or any dissatisfaction with any disciplinary decision relating to his employment to such officer. Such referral should be made in writing or verbally at an interview arranged for the purpose. If any such referral is made that officer will make such enquiries as may seem to him appropriate and either make or obtain from the Board a finding upon such referral and notify the Appointee of such finding and of the action being taken to redress any justifiable grievance found to exist.

(C) The officer referred to in sub-paragraph (B) of this paragraph 13 shall be the Chairman of the Board of Directors of the Company i.e. Mr. Ir. A.E. Nientker.

Housing and decoration expenses

14. (A) The Appointee shall use his best endeavours to be housed with his spouse/family in the vicinity of Winsford, Cheshire, within a period of nine calendar months after the date of appointment.

(B) The Company shall reimburse all the reallocation expenses actually incurred concerning the disposal and the purchase of the Appointees previous and new housing, including the fee of an estate agency, included stamp duties. The Appointee will present to the Company an appropriate documentation of such actual expenses.

(C) The Company shall reimburse to the Appointee an amount for decoration expenses amounting to 10% of the base salary (total fixed income) being £ 5,500.

Traveling expenses and transportation of personal effects

15. (A) The Company shall refund to the Appointee the transportation of household effects, including packing expenses and insurance.

The Appointee shall present to the Company an appropriate documentation of the actual costs, in applying for at least two offers from two removers.

Temporary housing

16. The Appointee shall be entitled to reimbursement of the costs of temporary housing (rental of appartment/house/hotel/lodgings) including the payment of utilities for a maximum period of the first nine months after the date of Appointment.

Inventions

17. The Appointee will forthwith communicate to the Company all inventions discoveries processes techniques materials working methods or designs which he may make discover or conceive during the continuance of the Appointment relating to or capable of use in connection with any activity of the Company and the Appointee will give full information as to the exact mode of working producing using and exploiting the same and also all such explanations and instructions to the Company as may be necessary or useful to enable the Company to obtain the full benefit thereof and will at the expense of the Company furnish it with all necessary plans drawings formulae and models thereof and shall at the cost and expense of the Company or its nominee to apply for and obtain protection therefore throughout the world and for vesting the ownership and exclusive benefit thereof in the Company or its nominee provided always that this clause shall take effect subject to any statutory rights of the Appointee.

Incapacity

18. (A) If the Appointee shall be incapacitated by ill health or accident or other cause from performing his duties hereunder he shall as soon as possible (and in any event within 24 hours of commencement of the incapacity) notify or ensure that the Company is notified of the fact and nature of the incapacity and so long as the incapacity continues shall keep the Company informed of the reason for his continued absence and its expected duration and shall produce medical certificates to the Company as often as the Company shall reasonable require.

(B) So long as the Company shall continue to pay the remuneration of the Appointee during the period of such incapacity the Company shall be at liberty to deduct form such remuneration the amount of any state sickness benefit payable to the Appointee and the amount of any benefit payable under any disability or permanent health insurance scheme.

(C) If the Appointee is incapacitated by reason of ill health or accident or other cause from performing his duties hereunder for a period of six months or periods aggregating six months in any period of twelve months, then the Company may by notice in writing given to the Appointee at any time during the continuance of the incapacity:

(i) discontinue payment in whole or in part of the Appointees remuneration on and from such date as may be specified in the notice until the incapacity shall cease; or

(ii) (whether or not payment of the Appointees remuneration shall have been discontinued as aforesaid) determine the Appointment forthwith.

(D) For the purpose of assisting the Company to make a judgement regarding the Appointees capacity for work the Appointee will if and whenever reasonably requested by the Company undergo a medical examination by a doctor nominated by the Company.

Summary Termination

19. The Company may at any time determine the Appointment by summary notice in writing if the Appointee shall have committed any serious breach or repeated or continued (after warning) any remediable breach of the terms of this Contract of Employment or shall been guilty of gross misconduct or of an arrestable offence, excluded any minor traffic offence, or other conduct tending to bring himself or the Company into disrepute or otherwise to affect prejudicially the interests of the Company or shall have committed an act of bankruptcy or compount with his creditors generally.

Restrictive Covenants

20. (A) Upon the termination of the Appointment (for whatever reason) the Appointee shall not (without the prior written approval of the Company) whether as principal servant or agent (directly or indirectly):

(i) for a period of six months thereafter be directly or indirectly interested or concerned (whether as shareholder Managing Director employee sub-contractor partner consultant proprietor agent or otherwise) in any business company or firm which is in competition with any business carried on at such date by the Company;

(ii) For a period of twelve months from the date of such termination sollicit the custom of any person firm or company who at any time during the twelve months ending upon the date of such termination shall have been a customer of the Company with which the Appointee was actively concerned at any time during the period of twelve months ending upon the date of such termination.

(B) The Appointee hereby agrees that he will not at any time after the termination of the Appointment either personnaly or by his agent directly or indirectly:

(i) Represent himself or hold himself out as being in any way connected with or interested in the business of the Company;

(ii) Use or disclose to any person firm or company any confidential information directly relating to the affairs of the Company or any customer of both which may have been acquired by him in the course of or incidental to his employment by the Company or to the detriment or possible detriment of the Company or any such customer as aforesaid;

(iii) For a period of twelve months after the termination of his employment hereunder either on his own account or for any other person firm or company sollicit interfere with or endeavour to entice away from the Company any person employed by any of them at the date of such termination.

Continuing Employment

21. In the event of the Appointees employment with the Company being terminated by reason of the liquidation of the Company for the purpose of amalgamation or reconstruction or by reason of the transfer of the business of the Company or the goodwill thereof and the Appointee being offered employment with such reconstructed or amalgamated company or the transferee person firm or company on terms not less favourable than the terms of this Contract of Employment the Appointee shall have no claim against the Company in respect of the termination of this appointment.

Continuing Provisions

22. The expiration or termination of this Contract of Employment howsoever arising (and notwithstanding that such termination may be held to be illegal or improper) shall not affect such of the provisions hereof as expressly or impliedly operate or have effect thereafter.

Notices

23. Notices given hereunder shall be in writing and may be given by either party to the other by delivery by hand or by first class letter posted to the other part at (in the case of the Company) its registered office for the time being and (in the case of the Appointee) his address last known to the Company and any such notice given by letter shall be deemed to have been given at the time at which the letter would be delivered in the ordinary course of first class post.

Statutory Terms

24. The information contained in the Contract of Employment constitutes a written statement of the terms of employment of the Appointee in compliance with the Employment Protection (Consolidation) Act 1978 (as amended).

Law

25. This Contract of Employment shall (save in any case where the contrary shall be expressly agreed) be governed by and construed in accordance with English law and the parties irrevocably submit to the jurisdiction of the Courts of England.

AS WITNESS the hands of and on behalf of the parties hereto the day and year first before written.

Signed by

Mr. Ir. A.E. Nientker

Chairman of the Board of Directors of

JIFFY PACKAGING COMPANY LTD.	/s/ Ir. A. E. Nientker

in the presence of

Mr. H.P. Heinen

Member of the Board of

Managing Directors of the

Bührmann-Tetterode Group	/s/ H. P. Heinen

Signed by

Mr. P. Lewis	/s/ P. Lewis

in the presence of	/s/ S. Davenport name

16 Quayside address

Bridgwater

Secretary occupation

Pactiv Corporation Europe B.V.

Mr. Peter Lewis The Beeches West Layton, Richmond North Yorkshire, DL11 7PS United Kingdom	Van Heuven Goedhartlaan 9 1181 LE Amstelveen P.O. Box 380, 1180 AJ Amstelveen The Netherlands Tel 31 (0)20 545 53 00 Fax 31 (0)20 545 53 99 www.pactiv.com

3 July 2000

Appointment

Dear Peter,

This is to confirm your recent discussions with Jim Morris. I am pleased to confirm your appointment as Vice President Protective Packaging Business with effect from 1 July 2000.

Your salary will be increased to £ 120,000 and variable bonus increased from 35% to 37,5%. You have elected to receive a company car allowance in lieu of a fully expensed company car. An allowance of £ 18,000 per annum on your total salary will therefore be paid to you.

It is recognised that there is a shortfall in pension contributions on your total salary between the company’s contributions into the Jiffy Pension scheme and the present Inland Revenue “cap”. The company will therefore contribute to your existing FURBS a sum equivalent to that necessary to “bridge the gap” between your total earnings of £ 120,000 and your variable bonus and the present inland revenue “cap”. I have had discussions with William Mercer’s and calculate this amount to be approximately 30% of gross payment.

Your new appointment will necessitate more extensive travel that your current role and therefore accompanied travel within U.K. for long journeys is available to you at your discretion.

All other terms and conditions of Employment remain as before and as detailed in your Contract of Employment dated 7 November 1990 subsequently amended.

I hope this covers all outstanding matters but if you have any questions or require further information please contact me anytime. On a personal note may I wish you every success in your new appointment.

Yours sincerely,

/s/ Calvin Russell
Calvin Russell
Director Human Resources Europe